Exhibit 8.1

[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

December 3, 2018

Engility Holdings, Inc.
4803 Stonecroft Boulevard
Chantilly, VA 20151

Ladies and Gentlemen:

We have acted as counsel to Engility Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of September 9, 2018, as it may be amended from time to time (the “Agreement”), by and among the Company, Science Applications International Corporation, a Delaware corporation (“Parent”), and Raptors Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).  Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

At your request, we are rendering our opinion concerning the qualification of the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the Agreement as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the material U.S. federal income tax consequences of the Merger.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Agreement, (2) the Form S-4 initially filed by the Company and Parent with the Securities and Exchange Commission (“SEC”) on October 18, 2018, including the joint proxy statement and prospectus constituting a part thereof (as amended through the date hereof, the “Registration Statement”) and (3) such documents and corporate records as we have deemed necessary or appropriate.  In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and Parent.

Engility Holdings, Inc.
December 3, 2018

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Merger set forth in the Agreement and the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement, (3) the accuracy and completeness of the representations as of the date hereof and as of the effective time of the Merger, as applicable, (i) made by the Company set forth in the certificate delivered to us by the Company, dated the date hereof, and (ii) made by Parent, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by Parent, dated the date hereof, (4) that any representations or statements made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger and (6) that the Merger will be reported by the Company, Parent and their respective affiliates for United States federal and applicable state and local income tax purposes in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of Company common stock as described under the caption “Material U.S. Federal Income Tax Consequences – Federal Income Tax Consequences of the Merger” in the Registration Statement.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect.  Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  No opinion is expressed as to any transactions other than the Merger or any matter other than that specifically covered by the foregoing opinion.

Engility Holdings, Inc.
December 3, 2018

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP